Exhibit 4.3

TRANSDIGM INC.,

TRANSDIGM GROUP INCORPORATED,

THE GUARANTORS NAMED HEREIN,

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

[*] SUPPLEMENTAL INDENTURE

Dated as of [                            *]

to

Indenture

Dated as of June 23, 2006

by and among

TRANSDIGM INC.,

TRANSDIGM GROUP INCORPORATED,

THE GUARANTORS NAMED THEREIN,

and

THE BANK OF NEW YORK TRUST COMPANY, N.A.,

as Trustee

7 3/4% Senior Subordinated Notes due 2014

of TransDigm Inc.

This [*] SUPPLEMENTAL INDENTURE (this “SUPPLEMENTAL INDENTURE”), dated as of [                            *], among [                            *] (the “GUARANTEEING SUBSIDIARIES”), TransDigm Inc., a Delaware corporation (the “COMPANY”), TransDigm Group Incorporated, a Delaware corporation (“TD GROUP”), [the other subsidiaries already party to the Indenture] ([such subsidiaries], together with TD Group, the “EXISTING GUARANTORS”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “TRUSTEE”) under the indenture referred to below (the “INDENTURE”). Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Indenture.

WITNESSETH:

WHEREAS, the Company and the Existing Guarantors have heretofore executed and delivered to the Trustee an indenture (as supplemented by the [prior supplemental indentures], the “INDENTURE”), dated as of June 23,

2006, providing for the issuance by the Company of 7-3/4% Senior Subordinated Notes due 2014 (the “NOTES”) and the guarantees thereof by each of the Existing Guarantors;

WHEREAS, the Indenture provides that under certain circumstances described therein, newly created or acquired Domestic Restricted Subsidiaries shall execute and deliver to the Trustee a supplemental indenture to the Indenture providing for a senior subordinated guarantee of payment of the Notes by such Domestic Restricted Subsidiary (the “SUBSIDIARY GUARANTEE”);

WHEREAS, all things necessary to make this Supplemental Indenture the legal, valid and binding obligation of the Company, the Existing Guarantors and the Guaranteeing Subsidiaries have been done; and

WHEREAS, pursuant to Section 9.01(g) of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture without the consent of the Holders of the Notes.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiaries covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.	CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.	GUARANTEE, ETC. The Guaranteeing Subsidiaries hereby agree that from and after the date hereof each shall be a Guarantor under the Indenture and be bound by the terms thereof applicable to Guarantors and shall be entitled to all of the rights and subject to all the obligations of a Guarantor thereunder.

3.	RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURES PART OF INDENTURE. The Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4.	EXECUTION AND DELIVERY. The Guaranteeing Subsidiaries agree that the Guarantee granted by each of them pursuant to the terms hereof shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.

5.	NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, stockholder or agent of any of the Guaranteeing Subsidiaries (or any successor entity) (other than the Company or the Existing Guarantors), as such, shall have any liability for any obligations of the Company, TD Group, the Guaranteeing Subsidiaries or any other Guarantor under the Notes, any Guarantee, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

6.	NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE AND THE GUARANTEE GRANTED HEREUNDER WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

7.	COUNTERPART ORIGINALS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8.	EFFECT OF HEADINGS. The Section headings have been inserted for convenience of reference only, are not to be considered part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

9.

THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiaries, the Existing Guarantors and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date hereof.

TRANSDIGM INC.

By:	/s/ Gregory Rufus
Name:	Gregory Rufus
Title:	Executive Vice President and Chief Financial Officer

TRANSDIGM GROUP INCORPORATED

By:	/s/ Gregory Rufus
Name:	Gregory Rufus
Title:	Executive Vice President Chief Financial Officer and Secretary

[ALL THEN EXISTING SUBSIDIARY GUARANTORS]

By:	/s/
Name:
Title:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., AS TRUSTEE

By:	/s/ Ted Mosterd
Name:	Ted Mosterd
Title:	Associate

* Hartwell Corporation, McKechnie Aerospace DE, Inc., McKechnie Aerospace Holdings, Inc., McKechnie Aerospace Investments, Inc., McKechnie Aerospace US LLC, Texas Rotronics, Inc., Valley-Todeco, Inc. and Western Sky Industries, LLC are Guaranteeing Subsidiaries under a Tenth Supplemental Indenture dated December 6, 2010 substantially in the form hereof. Semco Instruments, Inc. is a Guaranteeing Subsidiary under a Ninth Supplemental Indenture dated September 3, 2010 substantially in the form hereof. Dukes Aerospace, Inc. is a Guaranteeing Subsidiary under an Eighth Supplemental Indenture dated December 2, 2009 substantially in the form hereof. Acme Aerospace, Inc. is a Guaranteeing Subsidiary under a Seventh Supplemental Indenture dated July 27, 2009 substantially in the form hereof. Aircraft Parts Corporation is a Guaranteeing Subsidiary under a Sixth Supplemental Indenture dated December 16, 2008 substantially in the form hereof. CEF Industries, Inc. is a Guaranteeing Subsidiary under a Fifth Supplemental Indenture dated May 7, 2008 substantially in the form hereof. Bruce Aerospace Inc. and Bruce Industries, Inc. are Guaranteeing Subsidiaries under a Fourth Supplemental Indenture dated August 10, 2007 in substantially the form hereof. AeroControlex Group, Inc. is a Guaranteeing Subsidiary under a Third Supplemental Indenture dated June 29, 2007 in substantially the form hereof. Aviation Technologies, Inc., Avtech Corporation, Transicoil Corp., West Coast Specialties, Inc. and Malaysian Aerospace Services, Inc. are Guaranteeing Subsidiaries under a Second Supplemental Indenture dated February 7, 2007 substantially in the form hereof. CDA Intercorp is a Guaranteeing Subsidiary under a First Supplemental Indenture dated November 2, 2006 substantially in the form hereof.